EXHIBIT 3.2

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

IMAC HOLDINGS, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

It is hereby certified that:

1. The name of the corporation is: IMAC Holdings, Inc. (the “Corporation”). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 23, 2018.

2. The amendment to the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) effected by this Certificate of Amendment is to reflect a reverse stock split, with a ratio of 0.6869:1, of the Corporation’s common stock, par value $0.001 per share (the “Common Stock”), so that each one (1) issued and outstanding or treasury share of the Corporation’s Common Stock will become 0.6869 of an issued and outstanding or treasury share of the Corporation’s Common Stock.

3. To accomplish the foregoing amendments, the Corporation’s Certificate of Incorporation is hereby amended by striking “Section 4.1” of “ARTICLE IV” thereof, so that, as amended, said “Section 4.1” of “ARTICLE IV” shall read in its entirety, as follows:

“4.1 Authorized Capital Stock. The aggregate number of shares of capital stock that the Corporation is authorized to issue is Thirty-Five Million (35,000,000), of which Thirty Million (30,000,000) shares are common stock having a par value of $0.001 per share (the “Common Stock”), and Five Million (5,000,000) shares are preferred stock having a par value of $0.001 per share (the “Preferred Stock”).

Simultaneously with this Certificate of Amendment to the Corporation’s Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each one (1) share of Common Stock of the Corporation issued and outstanding or held as treasury shares immediately prior to the Effective Time (the “Old Common Stock”) shall automatically be reclassified and continued, without any action on the part of the holder thereof (the “Reverse Split”), as 0.6869 of a share of post-Reverse Split Common Stock (the “New Common Stock”). The Corporation shall round up any fractional shares of New Common Stock, on account of the Reverse Split, to the nearest whole share of Common Stock. The Reverse Split shall not affect the aggregate number of shares of capital stock that the Corporation is authorized to issue.

Each stock certificate that immediately prior to the Effective Time represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, subject to the elimination of fractional share interests as described above; provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive upon surrender of such certificate a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified. From and after the Effective Time, the term “New Common Stock” as used in this Section 4.1 shall mean Common Stock as otherwise used in this Certificate of Incorporation.”

4. The amendments of the Certificate of Incorporation of the Corporation effected by this Certificate of Amendment were duly authorized by the Board of Directors of the Corporation and the holders of all of the outstanding shares of Common Stock of the Corporation entitled to vote thereon by written consent in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

5. The foregoing amendments shall be effective as of the time this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, IMAC Holdings, Inc. has caused this Certificate of Amendment to be signed by its undersigned officer, this __th day of December, 2018.

IMAC HOLDINGS, INC.

By:	/s/ Jeffrey S. Ervin
Name:	Jeffrey S. Ervin
Title:	Chief Executive Officer